Exhibit 99.1

Moody's Corporation Reports Results for Fourth Quarter and Full-Year 2013

  4Q13 revenue of $779.2 million up 3% from 4Q12
  4Q13 reported EPS of $0.94 up 34% from 4Q12; non-GAAP EPS of $0.85 up 21% from 4Q12
  FY 2013 revenue of $2,972.5 million up 9% from FY 2012
  FY 2013 reported EPS of $3.60 up 18% from FY 2012; non-GAAP EPS of $3.65 up 22% from FY 2012
  Projected FY 2014 EPS of $3.90 to $4.00

NEW YORK--(BUSINESS WIRE)--February 7, 2014--Moody’s Corporation (NYSE:MCO) today announced results for the fourth quarter and full-year 2013.

SUMMARY OF RESULTS FOR FOURTH QUARTER AND FULL-YEAR 2013

Moody’s reported revenue of $779.2 million for the three months ended December 31, 2013, up 3% from $754.2 million for the fourth quarter of 2012. Operating expenses for the fourth quarter of 2013 totaled $467.3 million, 5% lower than in the prior-year period. Operating income for the quarter was $311.9 million, a 20% increase from $260.2 million for the same period last year. Adjusted operating income, defined as operating income before depreciation and amortization, as well as a goodwill impairment charge in 2012, was $335.2 million, a 13% increase from $296.2 million last year. Reported diluted earnings per share of $0.94 for the fourth quarter of 2013 increased 34% from $0.70 in the fourth quarter of 2012. Excluding a legacy tax benefit of $0.09, non-GAAP diluted earnings per share for the fourth quarter of 2013 was $0.85, a 21% increase from the fourth quarter of 2012.

Moody’s Corporation revenue for full-year 2013 totaled $2,972.5 million, an increase of 9% from $2,730.3 million for 2012. Operating expenses for full-year 2013 totaled $1,737.9 million, 5% higher than a year ago. Operating income of $1,234.6 million increased 15% from $1,077.4 million in 2012. Adjusted operating income was $1,328.0 million for the year, 12% higher than 2012. Both operating income and adjusted operating income included a first quarter 2013 litigation settlement charge. The operating margin was 41.5% for full-year 2013, up 200 basis points from full-year 2012’s margin of 39.5 percent. Reported diluted earnings per share of $3.60 for full-year 2013 grew 18% from $3.05 in 2012. Excluding a litigation settlement charge of $0.14 in the first quarter of 2013 and a legacy tax benefit of $0.09 in the fourth quarter of 2013, as well as a legacy tax benefit of $0.06 in the third quarter of 2012, non-GAAP diluted earnings per share of $3.65 for the full-year 2013 grew 22% from $2.99 in 2012.

"Moody's delivered strong financial performance throughout 2013, including revenue growth in all lines of business, margin expansion and 18% reported EPS growth,” said Raymond McDaniel, President and Chief Executive Officer of Moody’s. “While we anticipate variable market conditions in 2014, we nonetheless expect revenue growth across all areas of our business, as well as growth in earnings per share to $3.90 to $4.00.”

FOURTH QUARTER AND FULL-YEAR 2013 REVENUE

For Moody’s Corporation overall, global revenue of $779.2 million for the fourth quarter of 2013 increased 3% from the fourth quarter of 2012. U.S. revenue of $417.2 million and non-U.S. revenue of $362.0 million for the fourth quarter of 2013 both increased 3% from the fourth quarter of 2012. Revenue generated outside the U.S. represented 46% of Moody’s total revenue for the quarter, down slightly from 47% in the year-ago period.

Global revenue for Moody’s Investors Service (“MIS”) for the fourth quarter of 2013 was $522.8 million, up 1% from the prior-year period. The impact of foreign currency translation was negligible. U.S. revenue of $300.3 million for the fourth quarter of 2013 declined 2% from the fourth quarter of 2012. Outside the U.S., revenue of $222.5 million increased 5% from the year-ago period.

Within MIS, global corporate finance revenue of $242.6 million in the fourth quarter of 2013 decreased 1% from the prior-year period, reflecting a contraction in U.S. bond issuance against a strong prior year period, partially offset by growth of investment grade issuance in Asia and speculative grade issuance in Europe, as well as increased revenue from monitoring fees for outstanding ratings. Corporate finance revenue decreased 9% in the U.S. but increased 15% outside the U.S.

Global structured finance revenue totaled $108.8 million for the fourth quarter of 2013, an increase of 6% from a year earlier. U.S. structured finance revenue grew 15% from the year-ago period, primarily due to increased CMBS and REIT issuance as interest rates, credit spreads and risk appetite were favorable. Non-U.S. structured finance revenue declined 8% compared to the prior-year period.

Global financial institutions revenue of $88.9 million in the fourth quarter of 2013 increased 3% compared to the prior-year period, primarily reflecting increased revenue from asset management companies. U.S. financial institutions revenue was up 6%, while non-U.S. revenue grew 1 percent.

Global public, project and infrastructure finance revenue was $82.5 million for the fourth quarter of 2013, a decline of 3% from the fourth quarter of 2012. U.S. revenue was down 6% from the prior-year period, primarily due to declines in public finance and project finance, while non-U.S. revenue increased 1 percent.

Global revenue for Moody’s Analytics (“MA”) for the fourth quarter of 2013 was $256.4 million, up 9% from the fourth quarter of 2012. The impact of foreign currency translation was negligible. In the U.S., MA revenue of $116.9 million for the fourth quarter of 2013 increased 21% from the prior-year period. Outside the U.S., revenue of $139.5 million grew 1% as compared with the same quarter of 2012.

Within MA, revenue from research, data and analytics of $138.4 million increased by 9% from the prior-year period, reflecting higher customer retention and strong new sales of research products. Enterprise risk solutions revenue of $84.9 million was up 7% over the prior-year period, driven by strong growth in products and services that support bank stress testing activities. Revenue from professional services of $33.1 million was up 16% from the prior-year period, reflecting continued growth within Copal, as well as the acquisition of Amba Investment Services in December 2013.

For Moody’s Corporation overall, global revenue of $2,972.5 million for full-year 2013 was up 9% from 2012. The impact of foreign currency translation was negligible. U.S. revenue of $1,626.5 million grew 10%, while non-U.S. revenue of $1,346.0 million rose 7% from the prior-year period.

Revenue at Moody’s Investors Service totaled $2,059.4 million for full-year 2013, an increase of 9% from the prior-year period. U.S. revenue of $1,216.7 million grew 9%. Non-U.S. revenue of $842.7 million was up 9% from the prior year and represented 41% of MIS revenue, flat to 2012.

Moody’s Analytics revenue rose to $913.1 million for full-year 2013, up 8% from full-year 2012. U.S. revenue of $409.8 million increased 14 percent. Non-U.S. revenue of $503.3 million increased 4% and represented 55% of MA revenue, down slightly from 57% in 2012.

FOURTH QUARTER AND FULL-YEAR 2013 EXPENSES

Fourth quarter 2013 expenses for Moody’s Corporation were $467.3 million, a 5% decline from the prior-year period. The impact of foreign currency translation on expenses was negligible for the quarter. Operating income of $311.9 million for the quarter increased 20% from $260.2 million for the same period last year. Excluding the impact of foreign currency translation, operating income grew 17%. Moody’s reported operating margin for the fourth quarter of 2013 was 40.0%, up from 34.5% in the fourth quarter of 2012. Adjusted operating margin was 43.0% for the fourth quarter of 2013, up from 39.3% for the same period last year.

Full-year 2013 expenses for Moody’s Corporation of $1,737.9 million were 5% higher than the prior-year period. Excluding the impact of foreign currency translation, expenses grew 6 percent. Operating income of $1,234.6 million increased 15% from $1,077.4 million in 2012. Excluding the impact of foreign currency translation, operating income grew 14 percent. Moody’s reported operating margin for full-year 2013 was 41.5%, up from 39.5% in 2012. Adjusted operating margin was 44.7% for full-year 2013, up from 43.3% for the same period last year.

Moody’s effective tax rate was 30.6% for the fourth quarter of 2013, compared with 31.5% for the prior-year period. The decline in the effective tax rate was primarily due to lower U.S. taxes on foreign income. The annual effective tax rate for 2013 was 30.2% compared with 31.7% for 2012.

CAPITAL ALLOCATION AND LIQUIDITY

On December 17, 2013, Moody’s increased its quarterly dividend by 12% from $0.25 to $0.28 per share of Moody’s common stock. Over the course of 2013, Moody’s increased its annualized declared dividend by 40%, from $0.80 to $1.12 per share. During the fourth quarter of 2013, Moody’s repurchased 2.0 million shares at a total cost of $145.5 million and issued 0.9 million shares under employee stock-based compensation plans. For full-year 2013, Moody’s repurchased 14.2 million shares at a total cost of $893.1 million, or $62.90 per share, and issued 5.5 million shares under employee stock-based compensation plans. Outstanding shares as of December 31, 2013 totaled 214.0 million, a 4% decline from the prior-year period. As of December 31, 2013, Moody’s had $0.8 billion of share repurchase authority remaining under its current program. At year-end, Moody’s had $2.1 billion of outstanding debt and $1.0 billion of additional debt capacity available under its revolving credit facility. Total cash, cash equivalents and short term investments at year-end were $2.1 billion, an increase of $333.0 million from a year earlier, due in part to Moody’s August 2013 bond offering of $500 million of senior unsecured notes. Full-year 2013 free cash flow was $884.5 million, an increase of $106.4 million, or 14%, from a year ago.

ASSUMPTIONS AND OUTLOOK FOR FULL-YEAR 2014

Moody’s outlook for 2014 is based on assumptions about many macroeconomic and capital market factors, including interest rates, corporate profitability and business investment spending, merger and acquisition activity, consumer borrowing and securitization, and the amount of debt issued. There is an important degree of uncertainty surrounding these assumptions, and, if actual conditions differ, Moody’s results for the year may differ materially from the current outlook. Our guidance assumes foreign currency translation at end-of-quarter exchange rates.

For Moody’s overall, the Company expects full-year 2014 revenue to grow in the high-single-digit percent range. Full-year 2014 operating expenses are projected to increase in the mid-single-digit percent range. Full-year 2014 operating margin is projected to be between 42 and 43 percent and adjusted operating margin for the year is expected to be between 45 and 46 percent. The effective tax rate is expected to be approximately 33 percent due to various tax law changes. The Company expects diluted earnings per share for full-year 2014 of $3.90 to $4.00. Full-year 2014 share repurchases are expected to be approximately $1.0 billion, subject to available cash, market conditions and other ongoing capital allocation decisions. Capital expenditures are projected to be approximately $90 million, reflecting ongoing infrastructure maintenance, fit-out of additional floors at 7 World Trade Center and investments in our business for efficiency and growth. The Company expects approximately $100 million in depreciation and amortization expense. Growth in compliance and regulatory expense in 2014 is projected to be less than $5 million. Free cash flow is expected to be approximately $900 million.

For the global MIS business, revenue for full-year 2014 is expected to increase in the mid-single-digit percent range. Within the U.S., MIS revenue is expected to increase in the low-single-digit percent range, while non-U.S. revenue is expected to increase in the low-double-digit percent range. Corporate finance revenue is projected to grow in the high-single-digit percent range. Revenue from structured finance is expected to grow in the low-single-digit percent range. Financial institutions revenue is expected to grow in the mid-single-digit percent range. Public, project and infrastructure finance revenue is expected to increase in the high-single-digit percent range.

For MA, full-year 2014 revenue including the recent acquisition of Amba Investment Services is expected to increase in the low-teens percent range. Within the U.S., MA revenue is expected to increase in the high-single-digit percent range. Non-U.S. revenue is expected to increase in the high-teens percent range. Revenue from research, data and analytics is projected to grow in the high-single-digit percent range, while revenue for enterprise risk solutions is expected to grow in the low-teens percent range. Professional services revenue, including Amba Investment Services, is projected to grow in the mid-forties percent range. Excluding the acquisition of Amba Investment Services, organic revenue for professional services and MA is expected to grow in the low-double-digit and high-single-digit percent ranges, respectively.

CONFERENCE CALL

A conference call to discuss fourth quarter and full-year 2013 results will be held this morning, February 7, 2014, at 11:30 a.m. Eastern Time. Individuals within the U.S. and Canada can access the call by dialing 1-877-400-0505. Other callers should dial +1-719-234-7477. Please dial into the call by 11:20 a.m. Eastern Time. The passcode for the call is “Moody’s Corporation.”

The teleconference will be webcast with a slide presentation and can be accessed on Moody's Investor Relations website, http://ir.moodys.com, until 11:59 p.m. Eastern Time, March 8, 2014.

A replay of the teleconference will be available from 3:30 p.m. Eastern Time, February 7, 2014 until 3:30 p.m. Eastern Time, March 8, 2014. The replay can be accessed from within the U.S. and Canada by dialing 888-203-1112. Other callers can access the replay at +1-719-457-0820. The replay confirmation code is 2195812.

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ABOUT MOODY'S CORPORATION

Moody's is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody’s Corporation (NYSE:MCO) is the parent company of Moody's Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody's Analytics, which offers leading-edge software, advisory services and research for credit and economic analysis and financial risk management. The Corporation, which reported revenue of $3.0 billion in 2013, employs approximately 8,400 people worldwide and maintains a presence in 31 countries. Further information is available at www.moodys.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for Moody’s business and operations that involve a number of risks and uncertainties. Moody’s outlook for 2014 and other forward-looking statements in this release are made as of February 7, 2014, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to, the current world-wide credit market disruptions and economic slowdown, which is affecting and could continue to affect the volume of debt and other securities issued in domestic and/or global capital markets; other matters that could affect the volume of debt and other securities issued in domestic and/or global capital markets, including credit quality concerns, changes in interest rates and other volatility in the financial markets; the uncertain effectiveness and possible collateral consequences of U.S. and foreign government initiatives to respond to the economic slowdown; concerns in the marketplace affecting our credibility or otherwise affecting market perceptions of the integrity or utility of independent agency ratings; the introduction of competing products or technologies by other companies; pricing pressure from competitors and/or customers; the impact of regulation as an NRSRO, the potential for new U.S., state and local legislation and regulations, including provisions in the Dodd-Frank Wall Street Reform and Consumer Protection Act and anticipated regulations resulting from the law; the potential for increased competition and regulation in the EU and other foreign jurisdictions; exposure to litigation related to our rating opinions, as well as any other litigation to which the Company may be subject from time to time; provisions in the Dodd-Frank Act legislation modifying the pleading standards, and EU regulations modifying the liability standards, applicable to credit rating agencies in a manner adverse to rating agencies; provisions of EU regulations imposing additional procedural and substantive requirements on the pricing of services; the possible loss of key employees; failures or malfunctions of our operations and infrastructure; any vulnerabilities to cyber threats or other cybersecurity concerns; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; the outcome of those legacy tax matters and legal contingencies that relate to the Company, its predecessors and their affiliated companies for which Moody’s has assumed portions of the financial responsibility; the ability of the Company to successfully integrate acquired businesses; currency and foreign exchange volatility; a decline in the demand for credit risk management tools by financial institutions; and other risk factors as discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2012 and in other filings made by the Company from time to time with the Securities and Exchange Commission.

Moody's Corporation
Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,

	2013	2012	2013	2012
Amounts in millions, except per share amounts

Revenue	$779.2	$754.2	$2,972.5	$2,730.3

Expenses:
Operating	221.0	221.6	822.4	795.0
Selling, general and administrative	223.0	236.4	822.1	752.2
Goodwill impairment charge	-	12.2	-	12.2
Depreciation and amortization	23.3	23.8	93.4	93.5
Total expenses	467.3	494.0	1,737.9	1,652.9

Operating income	311.9	260.2	1,234.6	1,077.4
Non-operating (expense) income, net
Interest (expense) income, net	(23.7)	(21.6)	(91.8)	(63.8)
Other non-operating (expense) income, net	13.6	(2.2)	26.5	10.4
Total non-operating (expense) income, net	(10.1)	(23.8)	(65.3)	(53.4)
Income before provision for income taxes	301.8	236.4	1,169.3	1,024.0
Provision for income taxes	92.2	74.4	353.4	324.3
Net income	209.6	162.0	815.9	699.7
Less: net income attributable to noncontrolling interests	2.9	1.9	11.4	9.7
Net income attributable to Moody's Corporation	$206.7	$160.1	$804.5	$690.0

Earnings per share attributable to Moody's common shareholders
Basic	$0.96	$0.72	$3.67	$3.09
Diluted	$0.94	$0.70	$3.60	$3.05

Weighted average number of shares outstanding
Basic	214.3	223.0	219.4	223.2
Diluted	219.0	227.3	223.5	226.6

Supplemental Revenue Information (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,

Amounts in millions	2013	2012	2013	2012

Moody's Investors Service
Corporate Finance	$242.6	$244.9	$996.8	$857.6
Structured Finance	108.8	102.9	382.5	381.0
Financial Institutions	88.9	86.2	338.8	325.5
Public, Project and Infrastructure Finance	82.5	85.4	341.3	322.7
Intersegment royalty	21.1	19.1	78.6	71.5
Sub-total MIS	543.9	538.5	2,138.0	1,958.3
Eliminations	(21.1)	(19.1)	(78.6)	(71.5)
Total MIS revenue	522.8	519.4	2,059.4	1,886.8

Moody's Analytics
Research, Data and Analytics	138.4	127.3	532.0	493.2
Enterprise Risk Solutions	84.9	79.0	262.5	242.6
Professional Services	33.1	28.5	118.6	107.7
Intersegment revenue	3.1	2.8	11.6	11.8
Sub-total MA	259.5	237.6	924.7	855.3
Eliminations	(3.1)	(2.8)	(11.6)	(11.8)
Total MA revenue	256.4	234.8	913.1	843.5

Total Moody's Corporation revenue	$779.2	$754.2	$2,972.5	$2,730.3

Moody's Corporation revenue by geographic area

United States	$417.2	$403.3	$1,626.5	$1,472.4
International	362.0	350.9	1,346.0	1,257.9

	$779.2	$754.2	$2,972.5	$2,730.3

Non-operating (expense) income, net

	Three Months Ended		Year Ended
	December 31,		December 31,

	2013	2012	2013	2012
Amounts in millions

Interest (expense) / income, net:
Expense on borrowings	$(26.9)	$(21.7)	$(92.3)	$(73.8)
Income	1.5	1.5	5.5	5.2
Legacy Tax, UTPs and other tax related liabilities (a)	1.7	(1.4)	(5.0)	4.8
Capitalized	-	-	-	-
Total interest (expense) income, net	$(23.7)	$(21.6)	$(91.8)	$(63.8)
Other non-operating (expense) income, net:
FX gain/(loss)	$(6.9)	$0.1	$-	$(5.9)
Legacy Tax (b)	19.2	-	19.2	12.8
Joint venture income (loss)	1.4	(2.1)	8.8	4.8
Other	(0.1)	(0.2)	(1.5)	(1.3)
Other non-operating (expense) income, net	13.6	(2.2)	26.5	10.4
Total non-operating (expense) income, net	$(10.1)	$(23.8)	$(65.3)	$(53.4)

(a) The three-months ended December 31, 2013 as well as the years ended December 31, 2013 and 2012 all contain approximately $4 million in benefits from Legacy Tax Matters. Additionally, the amount for the year ended December 31, 2012 contains a benefit of approximately $7 million related to the settlement of state and local income tax audits

(b) The amounts represent favorable resolutions of Legacy Tax Matters

Selected Consolidated Balance Sheet Data (Unaudited)

	December 31,	December 31,
	2013	2012
Amounts in millions

Cash and cash equivalents	$1,894.5	$1,755.4
Short-term investments	211.8	17.9
Total current assets	2,968.8	2,525.7
Non-current assets	1,425.8	1,435.2
Total assets	4,394.6	3,960.9
Total current liabilities	1,141.3	1,164.9
Total debt (1)	2,101.8	1,671.2
Other long-term liabilities	723.6	719.7
Total shareholders' equity	347.9	396.6
Redeemable noncontrolling interest*	80.0	72.3
Total liabilities, redeemable noncontrolling interest and shareholders' equity	4,394.6	3,960.9

Actual number of shares outstanding	214.0	223.3

* Represents a noncontrolling interest related to the November 2011 acquisition of Copal Partners

	December 31,	December 31,
(1) Total debt consists of the following:	2013	2012
Series 2005-1 Notes due 2015 (a)	$310.3	$313.8
Series 2007-1 Notes due 2017	300.0	300.0
2008 Term Loan due 2013 (b)	-	63.8
2010 Senior Notes due 2020 (c)	497.8	497.4
2012 Senior Notes due 2022 (d)	496.5	496.2
2013 Senior Notes due 2024 (e)	497.2	-
Total debt (f)	$2,101.8	$1,671.2

(a)Includes a $10.3 million and $13.8 million fair value adjustment on an interest rate hedge at December 31, 2013 and 2012, respectively

(b) Final payments made in Q2 2013

(c) Represents $500 million of 5.5% publicly traded Senior Notes which mature on September 1, 2020; the notes were offered to the public at 99.374% of the face amount

(d) Represents $500 million of 4.5% publicly traded Senior Notes which mature on September 1, 2022; the notes were offered to the public at 99.218% of the face amount

(e) Represents $500 million of 4.9% publicly traded Senior Notes which mature on February 15, 2024; the notes were offered to the public at 99.431% of the face amount

(f) Of the total debt shown in the table above, $63.8 million is classified within total current liabilities at December 31, 2012, and consists of borrowings under the 2008 Term Loan.

Financial Information by Segment:

The table below presents revenue, adjusted operating income and operating income by reportable segment. The Company defines adjusted operating income as operating income excluding depreciation and amortization and a goodwill impairment charge.

	Three Months Ended December 31,
	2013				2012
	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated
Revenue	$543.9	$259.5	$(24.2)	$779.2	$538.5	$237.6	$(21.9)	$754.2

Operating, selling, general and administrative	266.5	201.7	(24.2)	444.0	283.1	196.8	(21.9)	458.0

Adjusted operating income	277.4	57.8	-	335.2	255.4	40.8	-	296.2

Depreciation and amortization	11.7	11.6	-	23.3	11.2	12.6	-	23.8
Goodwill impairment charge	-	-	-	-	-	12.2	-	12.2

Operating income	$265.7	$46.2	$-	$311.9	$244.2	$16.0	$-	$260.2

Adjusted operating margin	51.0%	22.3%		43.0%	47.4%	17.2%		39.3%

Operating margin	48.9%	17.8%		40.0%	45.3%	6.7%		34.5%

	Year Ended December 31,
	2013				2012
	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated
Revenue	$2,138.0	$924.7	$(90.2)	$2,972.5	$1,958.3	$855.3	$(83.3)	$2,730.3

Operating, selling, general and administrative	1,022.6	712.1	(90.2)	1,644.5	967.6	662.9	(83.3)	1,547.2

Adjusted operating income	1,115.4	212.6	-	1,328.0	990.7	192.4	-	1,183.1

Depreciation and amortization	46.6	46.8	-	93.4	44.2	49.3	-	93.5
Goodwill impairment charge	-	-	-	-	-	12.2	-	12.2

Operating income	$1,068.8	$165.8	$-	$1,234.6	$946.5	$130.9	$-	$1,077.4

Adjusted operating margin	52.2%	23.0%		44.7%	50.6%	22.5%		43.3%

Operating margin	50.0%	17.9%		41.5%	48.3%	15.3%		39.5%

Transaction and Relationship Revenue:

The tables below summarize the split between transaction and relationship revenue. In the MIS segment, transaction revenue represents the initial rating of a new debt issuance as well as other one-time fees while relationship revenue represents the recurring monitoring of a rated debt obligation and/or entities that issue such obligations, as well as revenue from programs such as commercial paper, medium-term notes and shelf registrations. In the MA segment, relationship revenue represents subscription-based revenues and software maintenance revenue. Transaction revenue in MA represents software license fees and revenue from risk management advisory projects, training and certification services, and knowledge outsourcing engagements.

Transaction and Relationship Revenue

	Three Months Ended December 31,
	2013			2012
	Transaction	Relationship	Total	Transaction	Relationship	Total
Corporate Finance	69%	31%	100%	76%	24%	100%
Structured Finance	66%	34%	100%	62%	38%	100%
Financial Institutions	36%	64%	100%	40%	60%	100%
Public, Project and Infrastructure Finance	57%	43%	100%	62%	38%	100%
Total MIS	61%	39%	100%	65%	35%	100%

Moody's Analytics	27%	73%	100%	28%	72%	100%

Total Moody's Corporation	50%	50%	100%	54%	46%	100%

	Year Ended December 31,
	2013			2012
	Transaction	Relationship	Total	Transaction	Relationship	Total
Corporate Finance	73%	27%	100%	74%	26%	100%
Structured Finance	60%	40%	100%	58%	42%	100%
Financial Institutions	35%	65%	100%	37%	63%	100%
Public, Project and Infrastructure Finance	60%	40%	100%	61%	39%	100%
Total MIS	62%	38%	100%	62%	38%	100%

Moody's Analytics	22%	78%	100%	23%	77%	100%

Total Moody's Corporation	50%	50%	100%	50%	50%	100%

Non-GAAP Financial Measures:

The tables below reflect certain adjusted results that the SEC defines as "non-GAAP financial measures" as well as a reconciliation of each non-GAAP measure to its most directly comparable GAAP measure. Management believes that such non-GAAP financial measures, when read in conjunction with the Company's reported results, can provide useful supplemental information for investors analyzing period-to-period comparisons of the Company's performance, facilitate comparisons to competitors' operating results and to provide greater transparency to investors of supplemental information used by management in its financial and operational decision-making. These non-GAAP measures, as defined by the Company, are not necessarily comparable to similarly defined measures of other companies. Furthermore, these non-GAAP measures should not be viewed in isolation or used as a substitute for other GAAP measures in assessing the operating performance or cash flows of the Company.

Non-GAAP diluted earnings per share attributable to Moody's common shareholders:

The Company presents this non-GAAP measure to exclude the impact of a litigation settlement in the first quarter of 2013 and legacy tax matters in both 2013 and 2012 to allow for a more meaningful comparison of Moody's diluted earnings per share from period to period. Below is a reconciliation of this measure to its most directly comparable U.S. GAAP amount:

	Three Months Ended December 31,
	2013	2012
Diluted EPS - GAAP	$0.94	$0.70
Legacy Tax	$(0.09)	$-
Diluted EPS - Non-GAAP	$0.85	$0.70

	Year Ended December 31,
	2013	2012
Diluted EPS - GAAP	$3.60	$3.05
Legacy Tax	$(0.09)	$(0.06)
Impact of litigation settlement	$0.14	$-
Diluted EPS - Non-GAAP	$3.65	$2.99

Adjusted Operating Income and Adjusted Operating Margin:

The table below reflects a reconciliation of the Company's operating income and operating margin to adjusted operating income and adjusted operating margin. The Company defines adjusted operating income as operating income excluding depreciation and amortization and goodwill impairment charges. The Company presents adjusted operating income because management deems this metric to be a useful measure of assessing the operating performance of Moody's, measuring the Company's ability to service debt, fund capital expenditures, and expand its business. Adjusted operating income excludes depreciation and amortization as well as goodwill impairment charges because companies utilize productive assets of different ages and use different methods of acquiring productive assets including goodwill. Companies also have different methods of depreciating and amortizing productive assets as well as different methods of valuing goodwill. Management believes that the exclusion of certain items, detailed in the reconciliation below, allows for a more meaningful comparison of the Company's results from period to period and across companies. The Company defines adjusted operating margin as adjusted operating income divided by revenue.

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Operating income	$311.9	$260.2	$1,234.6	$1,077.4
Depreciation & amortization	23.3	23.8	93.4	93.5
Goodwill impairment charge	-	12.2	-	12.2
Adjusted operating income	$335.2	$296.2	$1,328.0	$1,183.1
Operating margin	40.0%	34.5%	41.5%	39.5%
Adjusted operating margin	43.0%	39.3%	44.7%	43.3%

	Full-Year Ended December 31,
	2014
Operating Margin Guidance	42% - 43%
Depreciation and amortization	3%
Adjusted Operating Margin Guidance	45% - 46%

Free Cash Flow:

The table below reflects a reconciliation of the Company’s net cash flows from operating activities to free cash flow. The Company defines free cash flow as net cash provided by operating activities minus payments for capital additions. Management believes that free cash flow is a useful metric in assessing the Company’s cash flows to service debt, pay dividends and to fund acquisitions and share repurchases. Management deems capital expenditures essential to the Company’s product and service innovations and maintenance of Moody’s operational capabilities. Accordingly, capital expenditures are deemed to be a recurring use of Moody’s cash flow.

		Year Ended December 31,
		2013	2012
Net cash flows from operating activities		$926.8	$823.1
Capital additions		(42.3)	(45.0)
Free cash flow		$884.5	$778.1
Net cash used in investing activities		$(286.9)	$(50.2)
Net cash provided by (used in) financing activities		$(498.8)	$202.6

	Full-Year Ended December 31,
	2014
Net cash flow from operating activities guidance	$990.0
Capital additions guidance	(90.0)
Free cash flow guidance	$900.0

CONTACT:
Michael Adler
Senior Vice President
Corporate Communications
212.553.4667
michael.adler@moodys.com
or
Salli Schwartz
Global Head of Investor Relations
212.553.4862
sallilyn.schwartz@moodys.com